Exhibit 4.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

GTS Holdings, Inc.,

a Nevada corporation

The Chief Executive Officer of GTS Holdings, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to NRS 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series A Preferred Stock as follows:

FIRST: The Articles authorize the issuance by the Corporation of (i) [●] shares of Class A common stock, par value of $0.0001 per share (the “Class A Common Stock”), (ii) [●] shares of Class B common stock, par value of $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) [●] shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated [●], the Board designated [●] shares of the Preferred Stock as Series A Preferred Stock pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES A PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 13 below.

Section 2. Powers and Rights of Series A Preferred Stock. There is hereby designated a series of Preferred Stock of the Corporation as Series A Preferred Stock, par value $0.0001 per share (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Stock shall be as set forth in this Certificate of Designation of Preferences and Rights of Series A Preferred Stock (this “Certificate of Designation”). For purposes hereof, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder.”

Section 3. Number and Stated Value. The number of authorized shares of the Series A Stock is [●] shares. Each share of Series A Stock shall have a stated value of $1,000.00 (the “Stated Value”).

Section 4. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series A Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series A Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series A Stock. Without limiting any other provision of this Certificate of Designation, without the prior express written consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series A Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series A Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 5. Preferred Return.

(a)	Each share of Series A Stock shall accrue a rate of return on the Stated Value at the rate of nine percent (9%) per annum, to be determined pro rata for any fractional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series A Stock from its Issuance Date and shall be payable or otherwise settled as set forth herein. Following the declaration of an Event of Default by the Required Holders pursuant to Section 12(a) (as defined below), the Preferred Return shall increase to twelve percent (12%) per annum, effective as of the date of such declaration; provided, that if and when such declared Event of Default ceases to be continuing, the Preferred Return shall automatically revert to nine percent (9%) per annum, effective as of the date such declared Event of Default ceases to be continuing.

(b)	The Preferred Return shall be payable on a quarterly basis, on a date specified by the Board (the “Preferred Return Payment Date”), which date shall be no later than thirty (30) days following the end of each calendar quarter, either in cash, subject to applicable law and out of funds legally available for that purpose, or via the issuance to the applicable Series A Holder of an additional number of shares of Series A Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value. Notwithstanding the immediately-preceding sentence, the Preferred Return shall be paid via the issuance of additional shares of Series A Stock unless, prior to the applicable Preferred Return Payment Date, the Board elects to pay such Preferred Return in cash. For the avoidance of doubt, if the Corporation has not paid the Preferred Return in cash, and has not issued the shares of Series A Stock in payment thereof, on or before the applicable Preferred Return Payment Date, the shares of Series A Stock issuable in payment of such Preferred Return shall be deemed automatically issued and outstanding as of such Preferred Return Payment Date, in the number determined pursuant to the second sentence of this Section 5(b), without any further action by the Board or the Corporation; provided, that such automatic issuance shall be limited to the number of shares of Series A Stock then designated and available for issuance under this Certificate of Designation. The Corporation shall thereafter promptly reflect any such issuance on its books and records and, upon the written request of the applicable Series A Holder, deliver evidence of such issuance (whether by book-entry statement, certificate, or otherwise) to such Series A Holder.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series A Stock, no fractional shares of Series A Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series A Stock.

Section 6. Conversion.

(a)	Optional Conversion. Subject to and in compliance with the provisions of this Section 6, each share of Series A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into fully paid and nonassessable shares of Class A Common Stock. The number of shares of Class A Common Stock to which a Series A Holder shall be entitled upon conversion of any share of Series A Stock shall be equal to (i) the sum of (A) the Stated Value of such share of Series A Stock, plus (B) all accrued and unpaid Preferred Return with respect to such share of Series A Stock, divided by (ii) the Conversion Price then in effect.

(b)	Conversion Price. The initial conversion price per share of Class A Common Stock shall be $12.00 (the “Conversion Price”), subject to adjustment as provided in Section 6(c).

(c)	Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)	Stock Dividends, Subdivisions and Combinations. If at any time the Corporation shall (i) declare a dividend or make a distribution on the outstanding shares of Common Stock payable in shares of Class A Common Stock, (ii) subdivide or split the outstanding shares of Class A Common Stock into a larger number of shares, or (iii) combine or reverse split the outstanding shares of Class A Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such event shall be adjusted so that the Series A Holder thereafter shall be entitled to receive, upon conversion, the number of shares of Class A Common Stock that such Series A Holder would have owned or been entitled to receive had such shares of Series A Stock been converted immediately prior to the happening of such event. Any adjustment made pursuant to this Section 6(c)(i) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, or immediately after the effective date of such subdivision, split, combination or reverse split, as the case may be.

(ii)	Reorganization, Merger or Consolidation. If at any time there shall be a reorganization, recapitalization, merger or consolidation involving the Corporation (other than a Fundamental Transaction) in which shares of Class A Common Stock are converted into or exchanged for securities, cash or other property, then, as a part of such reorganization, recapitalization, merger or consolidation, lawful provision shall be made so that the Series A Holder shall thereafter be entitled to receive upon conversion of the Series A Stock the kind and amount of securities, cash or other property that would have been receivable had such shares of Series A Stock been converted into Class A Common Stock immediately prior to such reorganization, recapitalization, merger or consolidation.

(d)	Mechanics of Conversion.

(i)	Conversion Notice. To convert shares of Series A Stock into shares of Class A Common Stock, a Series A Holder shall deliver to the Corporation a written notice (a “Conversion Notice”) specifying the number of shares of Series A Stock to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered to the Corporation. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. The calculations set forth in any Conversion Notice shall control in the absence of manifest or mathematical error.

(ii)	Delivery of Class A Common Stock. On or before the second (2nd) Trading Day following the Conversion Date, the Corporation shall (i) if the Corporation’s transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program and either (A) there is an effective registration statement registering the issuance of the shares of Class A Common Stock to, or resale of, the shares of Class A Common Stock by the Series A Holder or (B) the shares of Class A Common Stock are eligible to be issued or resold without a restrictive legend pursuant to Rule 144 or any other available exemption from registration under the Securities Act, including Section 3(a)(9) thereof, in each case subject to the delivery of any customary documentation reasonably requested by the Corporation’s transfer agent, credit the number of shares of Class A Common Stock to which the Series A Holder is entitled to the Series A Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (ii) if the Corporation’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program or the conditions in the foregoing clause (i) are not satisfied, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Series A Holder or its designee, for the number of shares of Class A Common Stock to which the Series A Holder is entitled; provided, that the foregoing shall apply solely to the method of delivery of shares of Class A Common Stock and shall not limit any right of a Series A Holder to convert shares of Series A Stock or to exchange any shares or securities pursuant to Section 3(a)(9) of the Securities Act or any other available exemption from registration.

(e)	Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of shares of Series A Stock. In lieu of any fractional share of Class A Common Stock to which a Series A Holder would otherwise be entitled, the Corporation shall pay to such Series A Holder in cash the amount of the unconverted Stated Value and Preferred Return balance that would otherwise be converted into such fractional share.

(f)	Reservation of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(g)	Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Series A Stock, and a Series A Holder shall not have the right to convert any portion of the Series A Stock, to the extent that, after giving effect to such conversion, such Series A Holder (together with such Series A Holder’s Affiliates, and any other Persons acting as a group together with such Series A Holder or any of such Series A Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Series A Holder and its Affiliates and Attribution Parties shall include all shares of Common Stock then beneficially owned by such Series A Holder and its Affiliates and Attribution Parties, including the number of shares of Common Stock issuable upon conversion of the Series A Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series A Stock beneficially owned by such Series A Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other shares of Series A Stock or any warrants) beneficially owned by such Series A Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(g) applies, the determination of whether the Series A Stock is convertible (in relation to other securities owned by such Series A Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Stock are convertible shall be in the sole discretion of such Series A Holder, and the submission of a Conversion Notice shall be deemed to be such Series A Holder’s determination of whether the shares of Series A Stock may be converted (in relation to other securities owned by such Series A Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Series A Holder shall be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 6(g), and the Corporation shall not honor any conversion to the extent that the Corporation has actual knowledge that, after giving effect to such conversion, such Series A Holder together with its Affiliates and Attribution Parties would beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(g), in determining the number of outstanding shares of Common Stock, a Series A Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Series A Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Series A Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Stock, by such Series A Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Stock held by the applicable Series A Holder. A Series A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(g) applicable to its Series A Stock; provided, however, that the Beneficial Ownership Limitation shall in no event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Stock held by the applicable Series A Holder, and any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and shall only apply to such Series A Holder and no other Series A Holder. The provisions of this Section 6(g) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(g) to correct this Section 6(g) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6(g) shall apply to a successor holder of Series A Stock.

Section 7. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each share of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Stock equal to the Stated Value at such time plus any accrued and unpaid Preferred Return (as applicable, the “Series A Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series A Preferred Liquidation Amount, the Series A Holders with respect to their shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series A Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series A Stock shall not participate in such distributions.

Section 8. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time after the applicable Issuance Date, the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series A Stock then issued and outstanding from all of the Series A Holders (a “Corporation Optional Redemption”) by paying to the applicable Series A Holders an amount in cash equal to the Series A Preferred Liquidation Amount then applicable to such shares of Series A Stock being redeemed in the Corporation Optional Redemption multiplied by 100% (the “Redemption Price”). For the avoidance of doubt, any redemptions made in connection with a Fundamental Transaction will be paid at the Redemption Price; provided, however, that, for so long as a Controlling Stockholder exists, the Corporation shall not have the power or authority to effect a Corporation Optional Redemption unless such redemption has been approved by the affirmative vote of a majority of the Disinterested Directors.

(b)	The Corporation shall provide written notice of any Corporation Optional Redemption to the Series A Holders within ten (10) Trading Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed on the third (3rd) Trading Day following the delivery of such notice, and at such time the Corporation shall deliver to the Series A Holders the Redemption Price in valid funds. Each Series A Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

Section 9. Dividends and Distributions. The Series A Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a)	Other than as set forth in Section 10(b), the Series A Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, irrespective of the provisions of Sections 78.207(3) and 78.390(2) of the NRS (and any separate class or series vote in this regard pursuant to such sections of the NRS is hereby specifically denied).

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Covenants. Until such time as no shares of Series A Stock remain outstanding, or unless otherwise consented to in writing by the Required Holders, the Corporation and any subsidiary (to the extent applicable) will at all times comply with the following covenants:

(a)	After the initial issuance of Series A Stock, the Corporation will not issue any new shares of Series A Stock to anyone other than the initial holder of Series A Stock without the prior written consent of the Required Holders.

(b)	The Corporation will not increase or decrease the authorized shares of any class or series of Common Stock or Preferred Stock without the prior written consent of the Required Holders.

(c)	The Corporation will not make any Restricted Issuance without the prior written consent of the Required Holders.

(d)	The Corporation shall not enter into or extend any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (i) from entering into a variable rate transaction with any Series A Holder or any Affiliate of any Series A Holder, or (ii) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series A Holder or any Affiliate of any Series A Holder.

(e)	The Corporation will not enter into any variable rate transaction without the prior written consent of the Required Holders; provided, however, that the foregoing prohibition on variable rate transactions shall not apply to issuances in connection with equity compensation plans, at-the-market (ATM) offerings, bona fide mergers, acquisitions, or other issuances expressly permitted under Section 11(j).

(f)	The Corporation will not pledge or grant a security interest in any of its assets; provided, however, that the foregoing shall not apply to security interests granted in connection with purchase money indebtedness, capital leases and equipment financings incurred in the ordinary course of business as permitted under clauses (B) and (F) of the definition of “Restricted Issuance.”

(g)	The Corporation will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that are material to the Corporation’s operations without the prior written consent of the Required Holders.

(h)	The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any new class or series of Preferred Stock of any ranking, including any Senior Preferred Stock, Parity Stock or preferred stock junior to the Series A Stock, in each case without the prior written consent of the Required Holders.

(i)	The Corporation will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction, in each case, without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion; provided, that no such consent of the Required Holders shall be required for any Fundamental Transaction in connection with which all outstanding shares of Series A Stock are redeemed in full in cash for the Redemption Price substantially concurrently with the consummation thereof. In addition to the foregoing consent right of the Required Holders, for so long as a Controlling Stockholder exists, the Corporation shall not have the power or authority to effect a Fundamental Transaction unless such transaction has been approved by the affirmative vote of a majority of the Disinterested Directors.

(j)	The Corporation will not issue or sell any shares of Class A Common Stock (or securities convertible into or exchangeable for Class A Common Stock) at a price per share less than the Conversion Price then in effect without the prior written consent of the Required Holders; provided, however, that this restriction shall not apply to (i) issuances pursuant to equity incentive plans, employee stock purchase plans or other equity compensation arrangements approved by the Board, (ii) at-the-market (ATM) offerings conducted through a registered sales program, provided, however, that the aggregate gross proceeds received by the Corporation from all such ATM offerings shall not exceed $10,000,000 in the aggregate while any shares of Series A Stock remain outstanding without the prior written consent of the Required Holders, (iii) issuances as consideration in connection with bona fide mergers, acquisitions, asset purchases, joint ventures, strategic commercial transactions or similar business combination transactions approved by the Board where the primary purpose is not capital raising, (iv) stock splits, stock dividends, recapitalizations or similar proportional adjustments, or (v) issuances upon exercise, conversion or settlement of outstanding securities existing as of the Issuance Date, so long as such securities have not been amended or modified after the Issuance Date.

Section 12. Covenant Default.

(a)	Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designation (other than payment or issuance defaults which are addressed in subparagraph (ii) below) or a breach of any covenant owed to any Series A Holder in any other agreement between the Corporation and such Series A Holder, and such failure is not cured within five (5) Trading Days of the occurrence of such event;

(ii)	The Corporation fails to pay any amount due and payable to the Series A Holders pursuant to and as required by this Certificate of Designation, or fails to issue any additional shares of Series A Stock to the Series A Holders pursuant to and as required by this Certificate of Designation, and such failure, if known to the Series A Holders and reasonably possible of cure, is not cured within five (5) Trading Days of the occurrence of such event; provided, that a failure to make the cash payment required by Section 5(c) shall not constitute an event giving rise to an Event of Default under this subparagraph (ii) to the extent, and for so long as, the Corporation is not permitted to make such payment under applicable law, it being understood that such amount shall accrue and remain payable, and may thereafter give rise to an Event of Default under this subparagraph (ii) if not paid within five (5) Trading Days after the Corporation is permitted under applicable law to make such payment;

(iii)	The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute.

(b)	Consequences of Events of Default. Upon the declaration of an Event of Default by the Required Holders pursuant to Section 12(a), the Stated Value will automatically increase by five percent (5%), effective as of the date of such declaration. If an Event of Default has been declared (i) the Required Holders may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series A Stock then held by the Series A Holders for a price equal to (A) the Stated Value of all such shares of Series A Stock; plus (B) any accrued and unpaid Preferred Return with respect to all such shares of Series A Stock, provided that such Preferred Return shall be paid in cash in an amount equal to the number of shares of Series A Stock otherwise issuable for the Preferred Return multiplied by the Stated Value; plus (C) any and all other amounts due and payable to the Series A Holders pursuant to this Certificate of Designation; (ii) the Series A Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Series A Holders shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless all the shares of Series A Stock owned by the Series A Holders are redeemed in full simultaneously with such issuance.

(c)	Expenses. Subject to Section 14(c) below, in the event that any Series A Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series A Holder the reasonable costs thereof.

Section 13. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b)	“Control” means (i) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contract or otherwise, or (iii) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(c)	“Controlling Stockholder” means any person or group beneficially owning more than 50% of the voting power.

(d)	“Conversion Price” has the meaning set forth in Section 6(b).

(e)	“Disinterested Directors” means, with respect to any transaction or matter, a director who:

(i)	does not have a material direct or indirect financial interest in such transaction or matter (other than as a stockholder on a pro rata basis);

(ii)	is not an Affiliate of, and has no material relationship with, any Person that has a material interest in such transaction or matter (including any Controlling Stockholder); and

(iii)	is determined in good faith by the Board (excluding interested directors) to be independent and disinterested with respect to such transaction or matter;

provided, that a director who is affiliated with or designated by a Controlling Stockholder shall nonetheless be deemed a Disinterested Director with respect to any transaction or matter in which such Controlling Stockholder and its Affiliates do not have an interest.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g)	“Fundamental Transaction” means that (i) (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other Person, (B) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, (C) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), (E) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify either class of the Common Stock, other than an increase in the number of authorized shares of either class of the Corporation’s Common Stock, (F) the Corporation transfers any material asset to any subsidiary, affiliate, or other Person under common ownership or control with the Corporation (other than in the ordinary course of business), or (G) the Corporation pays or makes any monetary or non-monetary dividend or distribution to its stockholders (other than in the ordinary course of business) without the consent of the Required Holders or other than as contemplated by this Certificate of Designation; or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation.

(h)	“Issuance Date” means the date that the applicable shares of Series A Stock are issued to a Series A Holder.

(i)	“Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.

(j)	“Nasdaq” means the Nasdaq Stock Market.

(k)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(l)	“Restricted Issuance” means the issuance, incurrence or guaranty of any debt or additional Liabilities other than (A) trade payables and accrued liabilities incurred in the ordinary course of business, (B) purchase money indebtedness, capital leases and equipment financings incurred in the ordinary course of business, (C) refinancings, renewals or extensions of existing indebtedness that do not increase the principal amount thereof (other than customary fees, expenses and accrued interest), (D) letters of credit, performance bonds and surety bonds issued in the ordinary course of business, (E) intercompany indebtedness, and (F) any such issuances or incurrences to a Series A Holder as contemplated in this Certificate of Designation or otherwise to a Series A Holder or any of its Affiliates.

(m)	“SEC” means the United States Securities and Exchange Commission.

(n)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)	“Trading Day” means any day on which Nasdaq is open for trading.

Section 14. Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Uncertificated Shares; Lost or Mutilated Series A Stock Certificate. The Series A Stock shall be issued to each Series A Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series A Holder requests such Series A Stock be issued to such Series A Holder in certificated form. If any certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f)	Status of Redeemed Preferred Stock. If any shares of Series A Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation this __ day of _____, 20__.

GTS Holdings, Inc.

By (sign):

Name (print):

Title (print):

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